Exhibit 5.1

June 15, 2026

Momentus Inc.
1762 Automation Parkway
San Jose, California 95131

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Momentus Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 1,851,852 shares (the “Shares”) of Class A common stock, $0.00001 par value per share, of the Company (the “Common Stock”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on May 26, 2026 (File No. 333‑296218) (the “Registration Statement”), a base prospectus dated June 4, 2026 (the “Base Prospectus”) and a prospectus supplement dated June 11, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares a are being sold pursuant to securities purchase agreement dated June 11, 2026 by and among investors and the Company (the “Securities Purchase Agreement”) and a placement agency agreement dated June 11, 2026 by and between A.G.P. / Alliance Global Partners and the Company (the “Placement Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S‑K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Bradley Arant Boult Cummings LLP | 1221 Broadway, Suite 2400 | Nashville, TN 37203 | 615.244.2582 | bradley.com

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make‑whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (d) other applicable exceptions; and (e) the severability, if invalid, of provisions to the foregoing effect.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated June 15, 2026 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Bradley Arant Boult Cummings LLP